EXHIBIT 99.1

                       CENTURY TELEPHONE ENTERPRISES, INC.
                                  P.O. Box 4065
                             Monroe, LA 71211-4065
                                 (318) 388-9000

FOR IMMEDIATE RELEASE             FOR MORE INFORMATION CONTACT:
June 13, 1997                     Media - Patricia Cameron
                                          (318) 388-9674
                                          pcameron@iamerica.net
                                  Investors - Jeffrey S. Glover
                                              (318) 388-9648
                                              jglover@iamerica.net

     CENTURY SIGNS $2.2 BILLION AGREEMENT TO ACQUIRE PACIFIC TELECOM, INC.

         TRANSACTION TO NEARLY DOUBLE THE SIZE OF CENTURY'S OPERATIONS

      Monroe, LA. . . . Century Telephone Enterprises, Inc. (NYSE:CTL) has
signed a definitive purchase agreement with PacifiCorp (NYSE:PPW) to acquire the stock of PacifiCorp's wholly-owned telecommunications subsidiary, Pacific Telecom, Inc. (PTI). Upon completion of the transaction, Century expects to become the 12th largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States.

      PTI provides local exchange service to approximately 640,000 telephone access lines (including the pending acquisition of 70,000 access lines) in four midwestern states, seven western states and Alaska. PTI also has cellular ownership interests in six states. PTI's revenues were $521.1 million in 1996 and annual revenues from pending acquisitions are expected to exceed $60 million. This transaction supersedes Century's previously announced agreement to acquire wireless properties from PTI.

      PacifiCorp will receive $1.523 billion in cash and Century will assume PTI's debt, at closing estimated at $700 million, including $232 million associated with PTI's pending acquisitions. Century has obtained a $1.6 billion commitment for initial financing through 5 year bank debt facilities fully underwritten by NationsBank. Based on current interest rates, the Company believes this acquisition will be non-dilutive to 1998 earnings and accretive thereafter. Century anticipates completing the transaction in first quarter 1998 subject to the receipt of public service commission approvals in several states and certain other closing conditions.

      Glen F. Post, III, Century's President and Chief Executive Officer, said, "This is a very exciting day for Century. This acquisition allows Century to significantly expand our market presence and helps move us closer to our vision of becoming the leading provider of integrated communication services to rural America. The price is attractive and the markets being acquired possess strong growth potential. Century is committed to expanding our geographic clusters and to building shareholder value by growing our core businesses while penetrating our markets with additional communications services. We have a history of enhancing the value of the operations which we have acquired, and we look forward to working with the employees of PTI in providing high-quality communications services in all of our markets."

      Following the acquisition, Century's revenues will approach $1.4 billion; local exchange telephone operations will more than double in size to approximately 1.2 million telephone access lines; cellular ownership will increase 24% to approximately 9.9 million Pops; and PCS ownership will double to more than 8.0 million Pops.

      "We believe that rural telephone properties provide excellent growth opportunities," continued Mr. Post. "By expanding our geographic presence, we can grow our customer base and expand our product and service offerings. Our combined companies' state-of-the-art, 100 percent digitally switched networks position us to capitalize on the demand from our rural customers for services such as Internet access, high-speed data and enhanced services."

Wireline Ownership

      As a result of the transaction, Century will gain approximately 640,000 telephone access lines in 12 states including Wisconsin, Washington, Alaska, Michigan, Colorado, Oregon, Montana, Minnesota, Idaho, Wyoming, Iowa and Nevada. Following the acquisition, Century will have telephone operations in 21 states covering 1.2 million access lines. The acquisition allows Century to increase its midwest wireline ownership and form a new western cluster.

Wireless Ownership

      Upon completion of the transaction, Century will acquire nearly 1.9 million cellular Pops and operate in 10 additional cellular markets serving more than 96,000 cellular subscribers in Wisconsin, Michigan and Alaska. Minority cellular ownership interests to be acquired include more than 335,000 Pops in Milwaukee and approximately 323,000 Pops in other markets in Wisconsin, Oregon, South Dakota and Washington. Century's cellular ownership will grow to approximately 9.9 million cellular Pops, representing a 24% increase in the size of its cellular ownership, and PCS ownership will more than double to 8.0 million Pops.

      PacifiCorp is a diversified energy company with significant operations in the U.S. and Australia.

      Century Telephone Enterprises, Inc. currently provides a range of communications services including local exchange, wireless, long distance and Internet access to more than one million customers in 14 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. Century is the 16th largest local exchange telephone company, based on access lines, and the 12th largest cellular company, based on population equivalents owned, in the United States.

   Visit Century's corporate website at www.centurytel.com.

CENTURY TELEPHONE
General Information
                          Before Acquisition         After Acquisition
States                                    14                        21
Access Lines                         517,198                 1,156,455
Cellular POPs                      8,033,744                 9,893,081
Cellular Subscribers*                380,168                   456,053
Employees                              3,368                     5,578

*Includes majority-owned properties only